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                                                                    EXHIBIT 10.2

                                   Tax Deed

THIS DEED is made on 23 January 1999


BETWEEN:


(1) INTERTAN, INC., a corporation organised under the laws of the State of Delaware, USA and having its principal offices at 201 Main Street, Suite 1805, Fort Worth, Texas, 76102, USA. ("Seller") and

(2) BEHEER-EN BELEGGINGSMAATSCHAPPIJ ANTIKA B.V. a company registered in the Netherlands and of which the registered office is at Koningslaan 34, 1705 AD Amsterdam ("Buyer")


1.   INTRODUCTION

     1.1 By an agreement (the "Agreement") dated the date of this Deed and made between (1) Seller and (2) Buyer, Buyer agreed to purchase the Shares (as defined in the Agreement).

     1.2 Clause 6.2. of the Agreement provides that Seller will deliver today a duly executed deed in this form.

2.   DEFINITIONS AND INTERPRETATION

     2.1 In this Deed expressions defined in the Agreement shall bear the same meanings unless the context otherwise requires or unless they are expressly given different meanings.

     2.2  In this Deed unless the context otherwise requires:


          WORD                                  MEANING

          "Balance Sheet Date"                  means 30 June 1998;

          "Claim" includes any notice, assessment, letter or other document issued, or action taken, by or on behalf of the Revenue or any other governmental or statutory authority, body or official, whether of the United Kingdom or elsewhere, whereby the Company is or may be placed under a liability to Taxation;

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          "Company"                             means InterTAN UK Limited number
                                                2191786;

          "event"                               includes any act, omission,
                                                transaction or circumstance
                                                (including any of such matters
                                                provided for under the
                                                Agreement) or where the Company
                                                is deprived of or required to
                                                set off, any relief which would
                                                otherwise be available to the
                                                Company and references to an
                                                event occurring on or before
                                                Closing include a series or
                                                combination of events one or
                                                more of which occurred on or
                                                before Closing;

          "Relief" includes any loss, allowance, exemption, set-off, credit or deduction relevant to the computation of any Taxation or right to repayment of Taxation; and

          "Taxation" or "Tax"                   means all forms of taxation,
                                                duties (including stamp duty and
                                                all duties of Customs & Excise),
                                                levies, imposts, charges,
                                                withholdings, national insurance
                                                and other contributions, rates
                                                and PAYE liabilities (including
                                                any related or incidental
                                                penalty, fine, interest or
                                                surcharge) whenever created or
                                                imposed and whether of the
                                                United Kingdom or elsewhere.


     2.3 In this Deed references to a "liability to Taxation" include, subject to Clause 0, not only a liability to make any payment or increased payment in respect of Tax but also:

          2.3.1 the loss or the use or set off of any Relief which has been taken into account in computing, or in obviating the need for, any provision for Tax or deferred Tax in the Accounts or which was reflected or shown as an asset in the Accounts;

          2.3.2 the use or set off of any Relief which arises in respect of an event occurring or period ending after Closing where the use or set off of that Relief has the effect of reducing or eliminating any liability to Taxation which would otherwise have given rise to a claim;

          2.3.3 any payment by the Company for group relief or for the surrender of advance corporation tax or for a transferred tax refund or any repayment by the Company of a payment for group relief or for the surrender of advance corporation tax or for a transferred tax refund; and

          2.3.4 the enforcement or exercise of any mortgage or charge or power of sale over any of the Shares or over any of the assets of the Company in connection with the payment of any Taxation;

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                 PROVIDED THAT:

          2.3.5 in any case falling within Clause 2.3.1 above, where the Relief lost, used or set off would have operated as a deduction from gross income, profits or gains, the liability to Taxation shall be treated as being equal to the amount of the Relief multiplied by the rate of corporation tax in force at the date when it is lost used or set off;

          2.3.6 in any other case falling within Clause 2.3.1 the liability to Taxation shall be treated as being equal to the amount of the Relief lost, used or set off;

          2.3.7 in any case falling within Clause 2.3.2 above, the liability to Taxation shall be treated as being equal to the amount of Tax saved as a consequence of the application of the Relief;

          2.3.8 in any case falling within Clause 2.3.3 above, the liability to Taxation shall be treated as being equal to the amount of the payment required to be paid or repaid; and

          2.3.9 in any case falling within Clause 2.3.4 above, the liability to Taxation shall be treated as being equal to the amount of Tax which is or is liable to be paid out of the proceeds of enforcement or exercise of the mortgage, charge or power of sale together with the amount of any costs or expenses incurred in connection with such enforcement or exercise which are liable to be paid out of these proceeds.

     2.4 The covenants contained in this Deed shall be construed as separate and independent and none of them shall be affected or restricted one by any other except to the extent that any payment made by Seller and received by Buyer in respect of one covenant shall discharge the same liability under the other covenants which shall arise out of the same subject matter.

3.   COVENANTS

     3.1  Seller covenants with Buyer to pay to Buyer an amount equal to:

          3.1.1 any liability to Taxation of the Company in respect of, by reference to or in consequence of either any income, profits or
                                                   ------
                 gains earned, accrued or received or deemed to have been or treated as or regarded as earned, accrued or received on or before Closing; and/or any event which occurred or is deemed to
                                 ------
                 have occurred on or before Closing;

          3.1.2 any liability to Taxation of the Company for which it is not primarily liable in respect of, by reference to or in consequence of any event which occurred or is deemed to have occurred on or before Closing;

          3.1.3 any Taxation arising in respect of or in connection with any amounts paid or

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                 payable pursuant to or otherwise in connection with the
                 Agreement or this Deed (including any breach thereof); and

          3.1.4 all reasonable costs and expenses incurred by Buyer in enforcing the provisions of this Deed.

     3.2 All sums payable by Seller under the covenants contained in this Deed shall be paid free and clear of all deductions or withholdings or rights of counterclaim or set-off unless the deduction or withholding is required by law.

     3.3 If Seller is required by law to make any deduction or withholding from any payment under this Deed or the Agreement, the sum due from Seller in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding Buyer receives and retains a net sum equal to the sum it would have received had no deduction or withholding been required to be made.

     3.4 In the event that any sum paid to Buyer pursuant to this Deed or the Agreement is or will be chargeable to Tax Seller shall be obliged to pay such further sum as will, after payment of the Tax leave a sum equal to the amount that would otherwise have been payable if Tax had not been so chargeable.

4.   EXCLUSIONS

     4.1 The covenants in clause 0 shall not apply to any liability to Taxation to the extent that:

          4.1.1 specific provisions, allowance or reserve in respect of such Taxation was made in the Accounts; or

          4.1.2 the Company is liable to corporation tax in respect of actual income, profits or gains of the Company arising in the ordinary and normal course of business in the period from the Balance Sheet Date to Closing which have been retained by the Company at Closing; or

          4.1.3 it shall arise in respect of VAT on any supply made and imports received by the Company in the ordinary course of its business in respect of a prescribed VAT return period ending after the Balance Sheet Date for which a valid VAT invoice has been issued and for which the Company has made full provision in its accounting records and the said VAT has been collected but the time to account for it has not yet arisen; or

          4.1.4 it shall arise in respect of PAYE or employee's national insurance contributions in respect of payments made in the ordinary course of the Company's business in a period ending after the Balance Sheet Date and for which the Company has kept accurate and complete deductions working sheets and the time to account and pay such amounts has not

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                 yet arisen and for which liability the Company has made full provision in its accounting records; or

          4.1.5 which would not have arisen but for, or any provision, reserve, or allowance in the Accounts for any liability of the Company which is the subject matter of such liability to Taxation being insufficient by reason of, any retrospective change in legislation (including without limitation any increase in rates of Taxation) or in the published practice of any Taxing Authority (in the UK or elsewhere) coming into force after Closing and not announced before Closing; or

          4.1.6 such liability to Taxation arises by virtue of any change in the bases upon which the accounts of the Company after Closing are prepared and/or in the policies or practice adopted in the preparation of such accounts provided that the previous bases or policies or practices were in accordance with generally accepted accounting principles; or

          4.1.7 which would not have arisen but for a voluntary act, omission or transaction carried out by the Company or Buyer or any of their directors, employees or agents on or after Closing otherwise than in the ordinary and normal course of the Company's business as presently carried on which the Buyer knew or ought to have known would give rise to the liability in question.

          4.1.8 such liability arises by reason of the crystallisation after closing of chargeable gains previously rolled over under s152 et seq Taxation of Chargeable Gains Act 1992 provided that such liability is, or is capable of being, offset by the use of a Relief (other than (i) a Relief within clause 0 or (ii) a Relief which gives rise to an obligation on the Buyer to make a payment of Deferred Consideration, in which case the covenants in clause 0 shall be limited only to the extent that a liability to make such payment of Deferred Consideration arises).

     4.2 For the purposes of clause 0 none of the following shall be regarded as occurring in the ordinary and normal course of business or trading of the Company:

          4.2.1  an event giving rise to a liability under Part XVII Taxes Act;

          4.2.2 a distribution within the meaning given by Section 209 or 418 Taxes Act;

          4.2.3 an acquisition, disposal or supply or deemed acquisition disposal or supply of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) for a consideration which is treated for Taxation purposes as different from the actual consideration;

          4.2.4 an event which results in the Company being liable for Taxation for which it is not primarily liable;

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          4.2.5  an event in respect of which Taxation arises as a result of a failure by the Company to deduct, withhold or account for Taxation; and

          4.2.6  any disposal of capital assets in excess of (Pounds)100,000.

5.   FURTHER LIMITATIONS

     Clause 6 of the Agreement shall have effect to the extent it is stated in the Agreement to apply to this Deed.

6.   DATE FOR PAYMENT

     6.1 Seller shall make payments to Buyer in cleared funds in respect of its obligations under this Deed not later than on the following dates:

          6.1.1 where a Claim represents Taxation to be borne by the Company but which has not yet become due, Seller shall make the payment in respect of that Claim (or so much thereof as represents that Taxation) one working day before the last date upon which payment of that Taxation is due;

          6.1.2 where a Claim consists of the loss of a right to repayment of Taxation, Seller shall make the payment in respect of that Claim (or so much thereof as represents that loss) on the later of the date on which that repayment would otherwise have become due or 5 working days after notification by Buyer; and

          6.1.3 in any other case, Seller shall make the payment 5 working days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to Seller.

     6.2 If any payment required to be made by Seller under this Deed is not made by the due date for payment, that payment shall carry interest from the due date of payment until actual payment (as well after judgement as before) at the rate of 2 per cent above the base rate from time to time of Lloyds Bank Plc.

7.   CONDUCT OF CLAIMS

     7.1 Buyer shall or shall procure that notice is given to Seller as soon as reasonably practicable after it shall become aware of any claim which may be made pursuant to this Deed and in any event 15 days before the expiry of any deadline for lodging an appeal.

     7.2 Buyer shall (and it shall procure that the Company shall) take such action and provide such information and documentation as Seller may reasonably request to avoid, dispute, resist, appeal compromise or defend any claim and any adjudication in respect thereof (a "dispute") subject to Buyer and the

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          Company being indemnified and secured to Buyer's reasonable satisfaction by Seller against the liability to Taxation and all losses, costs, expenses, damages, interest, penalties and surcharges thereby incurred. Buyer shall account to Seller for any sum so recovered (net of Taxation) (if any) on such sum and any costs of recovery borne by Buyer) up to an amount not exceeding the amount paid by Seller under clause 0 in respect of the liability in question.

     7.3 If Seller does not request Buyer to take any such action within thirty days of the notice to Seller which should be in writing, Buyer or the Company shall (without prejudice to their rights under this Deed) be free to pay or settle the claim on such terms as they may in their absolute discretion think fit.

     7.4 Subject to the above, any dispute relating to a liability to Taxation shall be conducted by Seller but:

          7.4.1 Seller shall keep Buyer fully informed of all relevant matters and shall promptly forward or procure to be forwarded to Buyer copies of all relevant correspondence and other relevant material information and documentation;

          7.4.2 all communications relating to the dispute which are to be transmitted to a Taxing Authority shall first be submitted to the Company or Buyer for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed;

          7.4.3 the appointment of solicitors or other professional advisers shall be subject to the prior written approval of Buyer, such approval not to be unreasonably withheld or delayed; and

          7.4.4 If Buyer shall reasonably and in good faith consider that the dispute would be materially prejudicial to its relationship with any Taxing Authority or that of the Company Seller shall not proceed with the conduct of the dispute unless and until the parties concerned are advised by leading tax counsel that Seller will on a balance of probabilities succeed in the proposed conduct of the dispute. Such leading tax counsel shall be selected by Seller with the agreement of Buyer and shall be instructed jointly but his fees paid by Seller.

8.   TAX PROVISIONS

     8.1 The amount of Seller's liability under the Agreement and this Deed shall be reduced by the amount (if any) by which any provision for any liability to Taxation in the Accounts shall at the date of such claim be confirmed by the Auditors at the request of any party to be an over-provision; and to the extent that any such over-provision shall be so taken into account it shall not thereafter be regarded as an over-provision or under-statement in the Accounts.

     8.2 If Seller shall have paid any amount under the Agreement and/or this Deed and

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          subsequently the amount of any provision in the Accounts shall be confirmed by the Auditors at the request of any party to be shown to have been an over-provision, the Company shall repay to Seller an amount equal to the lesser of:-

          8.2.1  such payment; and

          8.2.2 the amount over-provided and the amount of any relevant over-provision shall thereafter for the purposes of this Clause be treated as reduced by the amount of such repayment.

     8.3 If Buyer shall discover that there has been such an over-provision or under-statement it shall as soon as reasonably practicable give to Seller such material details of it of which Buyer shall be aware, as soon as possible together with such other relevant information as Seller shall reasonably request for the purposes of determining the extent of such over-provision or under-statement.

9.   RECOVERY

     9.1 If the Company or Buyer shall be or become entitled to recover from any person (including, without limitation, a Taxing Authority) any sum in respect of any matter to which this Deed relates, Buyer shall (and it shall procure that the Company shall) take such action as Seller shall reasonably request to enforce such recovery against the person in question and assign any such rights of reimbursement to Seller in such form as it shall request.

     9.2 Any such action shall be at the expense of Seller and, if required by Buyer, Seller shall indemnify and secure (to Buyer's reasonable satisfaction) Buyer and the Company against all reasonable and proper costs or expenses which may thereby be incurred.

     9.3 Buyer shall (or shall procure that the Company shall) account to Seller within five business days of receipt of any sum so recovered (including any interest or repayment supplement paid by such person on such sum but after deduction of any costs of recovery and any Tax on the amount recovered) up to an amount not exceeding any amount paid by Seller to Buyer for the Company under Clause 0 in respect of the same matter.

10.  RELIEFS AND CORRESPONDING SAVINGS

     10.1 Where an amount of Taxation paid or payable by the Company has resulted in a Relief which would not otherwise have arisen (a "Relevant Relief"), Buyer shall:-

          10.1.1 procure that the Company shall so far as possible utilise such Relevant Relief; and

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          10.1.2 (if Seller shall have made any payment in respect of such amount of Taxation pursuant to this Deed) repay to Seller an amount equal to the reduction in the Company's liability to Taxation as a result of the utilisation of the Relevant Relief (or, if less, the payment made by Seller).

     10.2 Any repayment required to be made under Clause 0 shall be made 3 business days prior to the date on which the Company would have been liable to make a payment of Taxation but for the Relevant Relief.

     10.3 Seller shall be entitled to require and Buyer shall procure that the Company's auditors shall (at the expense of Seller) certify the amount of any payment due under this clause.

11.  REDUCTION OF PURCHASE PRICE

     Any amounts payable pursuant to this Deed shall be deemed to constitute a reduction in the Consideration.

12.  BUYER'S FURTHER OBLIGATIONS

     Buyer shall preserve and shall procure that the Company preserves all documents, records, correspondence, accounts and other information whatsoever in respect of or which may be relevant for the purposes of determining the liability of the company to Taxation until such time as Seller shall cease to have any liability or contingent liability under this Deed.

13.  WAIVER

     No delay of Buyer in exercising any rights under this Deed shall prejudice such rights or be construed as a waiver or partial waiver of such rights, nor shall it exclude the further exercise of such rights.

14.  LAW

     This Deed shall be governed by and construed in all respect in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English Courts.

15.  NOTICES

     The provisions of clause 15 of the Agreement shall apply equally to this Deed.


IN WITNESS WHEREOF this document has been executed as a Deed under Seal and the Parties intend it to be delivered on the above date.


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Signed as a deed         )
by INTERTAN, INC.        )
in the presence of:      )



Signed as a deed         )
by BEHEER-EN             )
BELEGGINGSMAATSCHAPPIJ   )
ANTIKA B.V               )
in the presence of:      )


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